U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2017

INTEGER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2595 Dallas Parkway, Suite 310, Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (214) 618-5243

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)    On March 27, 2017, Integer Holdings Corporation (the “Company”) announced that Thomas J. Hook has stepped down as the Company’s President & Chief Executive Officer effective immediately and that Joseph W. Dziedzic has been appointed by the Company’s Board of Directors (the “Board”) to serve as the Company’s Interim President & Chief Executive Officer. Mr. Hook will continue to serve as a director of the Company until the 2017 Annual Meeting of Stockholders, but he will not stand for re-election to the Board. In connection with his departure, Mr. Hook and the Company have entered into an Executive Departure Agreement, dated March 25, 2017, under which the parties have confirmed that Mr. Hook will continue to receive his existing salary and benefits through the date of the Company’s 2017 Annual Meeting of Stockholders and will thereafter be entitled to the cash severance payment and other benefits set forth in Section 6.2 of his employment agreement with the Company, dated as of August 5, 2016. Mr. Hook will continue to be bound by the restrictive covenants contained in Sections 8.1 and 8.2 of his employment agreement following his departure.

Mr. Dziedzic, age 48, has served as a director of the Company since February 2013 and was the Executive Vice President and Chief Financial Officer of The Brink’s Company from 2009 to 2016. Prior to joining The Brink’s Company in 2009, Mr. Dziedzic had a 20-year career with General Electric, including leadership roles in six different businesses, including General Electric Medical Systems.

Interim President & CEO Arrangement

Mr. Dziedzic will serve as Interim President & Chief Executive Officer until the earlier to occur of (1) the date on which a new President & Chief Executive Officer commences employment with the Company and (2) the date of Mr. Dziedzic’s resignation or the termination of his employment by the Company. Mr. Dziedzic’s employment as Interim President & Chief Executive Officer is terminable by either him or the Company at any time, with or without cause.

As Interim President & Chief Executive Officer, Mr. Dziedzic will receive a monthly base salary in the amount of $45,000. Mr. Dziedzic will also accrue a completion bonus at the rate of $45,000 per month of service (including any partial month), which will be paid to Mr. Dziedzic upon completion of his service as Interim President & Chief Executive Officer. In addition, Mr. Dziedzic will receive a grant of time-based restricted stock units having a value on the grant date of $720,000 (the “RSU Grant”). The RSU Grant will vest on the earlier to occur of: (i) in full on the first anniversary of the grant date, provided that Mr. Dziedzic continues to serve as Interim President & Chief Executive Officer on such date and (ii) on a pro-rated basis on the date that Mr. Dziedzic’s service as Interim President and Chief Executive Officer ends, including in connection with the hiring of a new President & Chief Executive Officer, such that 1/12th of the restricted stock units subject to the RSU Grant will vest for each month (or partial month) of service as Interim President & Chief Executive Officer.

Mr. Dziedzic will continue as a member of the Board, but will step down from all standing Board committees during the term of his service as Interim President & Chief Executive Officer. Mr. Dziedzic’s Board and committee retainers will be prorated for 2017 such that he will only be paid such retainers for the portion of 2017 during which he is not serving as Interim President and Chief Executive Officer, and the amount of his annual director stock grant for 2017 will be similarly prorated.

A copy of the press release announcing the departure of Mr. Hook and the appointment of Mr. Dziedzic as Interim President & Chief Executive Officer is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated March 27, 2017

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated March 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 27, 2017	INTEGER HOLDINGS CORPORATION

	By:	/s/ Timothy G. McEvoy
Timothy G. McEvoy
Senior Vice President, General Counsel & Secretary